Exhibit 107
Calculation of Filing Fee Table
Form
S-8
(Form Type)
Li-Cycle
Holdings Corp.
(Exact name of Registrant as Specified in its Charter)
T
ABLE
1—N
EWLY
R
EGISTERED
S
ECURITIES

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common shares (“ Common Shares ”) (2)	Other (6)	100,628	$54.36 (6)	$5,470,138.08	.0001476	$807.40

Equity	Common Shares (3)	Other (7)	397,198	$2.59 (7)	$1,028,742.82	.0001476	$151.85

Equity	Common Shares (4)	Other (7)	1,122,884	$2.59 (7)	$2,908,269.56	.0001476	$429.27

Equity	Common Shares (5)	Other (7)	1,613,111	$2.59 (7)	$4,177,957.49	.0001476	$616.67

Total Offering Amounts					$13,585,107.95		$2,005.19

Total Fee Offsets (8)							$—

Net Fee Due							$2,005.19

(1)
Pursuant to Rule 415 under the Securities Act of 1933, as amended (the “
Securities Act
”), this Registration Statement shall also cover any additional Common Shares of the Registrant which become issuable under the Plan being registered pursuant to this Registration Statement by reason of any share dividend, share split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding Common Shares.

(2)	Represents Common Shares issuable upon the exercise of outstanding options governed by the Li-Cycle Holdings Corp. 2021 Incentive Award Plan (the “ Plan ”).
(3)	Represents Common Shares issuable upon the vesting of outstanding performance stock units granted to the Selling Securityholders under the Plan.
(4)	Represents Common Shares issuable upon the vesting of outstanding restricted stock units granted to the Selling Securityholders under the Plan.
(5)	Represents Common Shares reserved for issuance under new awards to be granted under the Plan.
(6)
Determined in accordance with Rules 457(h)
under
the
Securities
Act,
solely
for
the
purpose of determining the registration fee. The offering price per share and the aggregate offering price for outstanding options governed under the Plan are based upon the weighted-average exercise price of such outstanding options.

(7)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act on the basis of the average of the high and low prices of the Common Shares on the New York Stock Exchange on August 13, 2024, within five business days prior to filing.

(8)	The Registrant does not have any fee offsets.